UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/17/2013

EARTHLINK, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15605

Delaware	58-2511877
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1375 Peachtree St., Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

(404) 815-0770
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 16, 2013, the Board of Directors of EarthLink, Inc. (the "Company"), upon recommendation of the Corporate Governance and Nominating Committee, appointed Kathy S. Lane and Julie A. Shimer, Ph.D. as directors effective immediately. Ms. Lane has been appointed to serve on the Audit Committee of the Board of Directors; and Dr. Shimer has been appointed to serve on the Corporate Governance and Nominating Committee and the Leadership and Compensation Committee.

Ms. Lane, 56, was EVP/CIO of TJX Companies, Inc., a specialty apparel retailer, from October 2008 until her retirement in March 2013. She was Group CIO at National Grid USA, an electricity and natural gas provider. Previously she held IT positions at Gillette Company, General Electric, Pepsi-Cola International and Procter & Gamble.

Dr. Shimer, 60, is a private investor. From March 2007 to April 2012 she served as Chief Executive Officer of Welch Allyn, Inc., a manufacturer of frontline medical products and solutions. From 2001 to March 2007 Dr. Shimer was President and Chief Executive Officer of Vocera Communications, Inc., a provider of wireless communications systems. She also has served in product development organizations at 3Com, Motorola and AT&T Bell Laboratories. Since March 2007, Dr. Shimer has been a director of Netgear, Inc., a home and small business network solutions provider.

Neither Ms. Lane nor Dr. Shimer has any relationship with the Company that would require disclosure pursuant to Item 404(a) of the Securities and Exchange Commission Regulation S-K. Neither Ms. Lane nor Dr. Shimer has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.

On July 16, 2013, the Company issued a press release announcing the appointment of Ms. Lane and Dr. Shimer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description

99.1                Press Release dated July 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.

Date: July 17, 2013	By:	/s/ Bradley A. Ferguson
Bradley A. Ferguson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated July 16, 2013